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                                                                    EXHIBIT 4.13

                                                         DRAFT 7/21/04; NOT A
                                                         COMMITMENT; SUBJECT TO
                                                         DUE DILIGENCE AND
                                                         CREDIT COMMITTEE
                                                         REVIEW AND APPROVAL;
                                                         FOR DISCUSSION PURPOSES
                                                         ONLY

THE SECURITY REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF SUCH STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION.

                                 PROMISSORY NOTE

U.S. $14,000,000                                               November 30, 2004

     FOR VALUE RECEIVED, the undersigned, ALTRA HOLDINGS, INC., a Delaware corporation (the "COMPANY"), hereby promises to pay to CAISSE DE DEPOT ET PLACEMENT DU QUEBEC, a Quebec corporation (the "PURCHASER"), the aggregate principal amount of $14,000,000 (FOURTEEN MILLION DOLLARS) in lawful money of the United States of America in immediately available funds, with interest thereon, all at times and in the manner set forth in the Note Purchase Agreement, dated as of November 30, 2004, by and between the Company and the Purchaser (as such agreement may be amended, restated or otherwise modified from time to time, the "PURCHASE AGREEMENT"). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Purchase Agreement.

1. INTEREST AND INTEREST PAYMENTS. The Company promises to pay interest on the outstanding principal amount of this Promissory Note (this "NOTE") from the date hereof pursuant to, and as required by, the Purchase Agreement. Any cash payments of interest and/or principal or other amounts due under this Note shall be made only by wire transfer on the date when due, without deduction, offset or counterclaim, in U.S. dollars, in immediately available funds as required in the Purchase Agreement.

2. MATURITY AND PRINCIPAL PAYMENTS. Unless earlier due and payable in accordance with the Purchase Agreement, this Note shall mature, and all amounts outstanding hereunder, shall become due and payable in full on the Maturity Date.


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     The Company shall make payments on the principal amount outstanding hereunder as required pursuant to the Purchase Agreement.

3. PURCHASE AGREEMENT. This Note is referred to in, made pursuant to, and entitled to the benefits of, the Purchase Agreement. The Purchase Agreement, among other things, (i) provides for the making of the loan by the Purchaser to the Company in the aggregate principal amount first mentioned above, (ii) contains provisions for the acceleration of the maturity of this Note upon the happening of certain stated events upon the terms and conditions therein specified, and (iii) contains provisions defining an Event of Default and the rights and remedies of the parties thereto.

4. PREPAYMENTS. This Note may be prepaid in whole or in part only as permitted in the Purchase Agreement.

5. PAYMENTS DUE ON A DAY OTHER THAN A BUSINESS DAY. If any payment to be made on or under this Note is stated to be due or becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to, and such payment shall be made on, the next succeeding Business Day, and such extension of time in such case shall be included in the computation of payment of any interest (at the interest rate then in effect during such extension) and/or fees, as the case may be.

6. WAIVERS. The Company hereby agrees that the provisions of the Purchase Agreement relating to waivers, and rights and remedies of the parties thereto shall apply to this Note.

7. LAWFUL LIMITS. This Note is expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid by the Company for the use, forbearance or detention of money hereunder exceed the maximum rate permissible under applicable law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then, the obligation to be so fulfilled shall be reduced to such lawful limit, and any interest or any other charges of any kind received which might be deemed to be interest under applicable law in excess of the maximum lawful rate, then such excess shall be applied in accordance with the Purchase Agreement.

8. GOVERNING LAW. This Note shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to its choice of laws provisions.

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IN WITNESS WHEREOF, this Note is executed as of the date first written above.

                                        ALTRA HOLDINGS, INC.
                                        a Delaware corporation


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------